Exhibit 99.1

For Release July 12, 2005—6:00 A.M. PDT	Contact: Merlin Bingham
(208) 665-2002

METALLINE RELEASES METALLURGICAL

TEST RESULTS FOR SIERRA MOJADA PROPERTY

Metalline Mining Company (“Metalline”) today released the results of a metallurgical test work campaign on its Sierra Mojada zinc deposit.  The test work was carried out at Mintek in South Africa under the supervision of Metalline’s feasibility study contractor, GTI.  The report from GTI follows:

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Summary of Test Work Results

The test work focused on demonstrating the viability of a combination of dense media separation (DMS) and flotation to successfully produce a zinc oxide concentrate from a variety of samples from the deposit. The conceptual block flow diagram below shows the key DMS and flotation steps, followed by conventional zinc refining by leach, solvent extraction and electrowinning. The ability to produce a concentrate, which can be shipped economically, is a major contributing factor to the success of the project. It allows the siting of the refinery to be optimized in respect of tax regime, power price and other capital and operating cost inputs. In addition, acid-consuming minerals such as limestone and dolomite are discarded which reduces sulphuric acid consumption in the refinery process.

The test work confirmed that a zinc oxide concentrate with a zinc content of 30% can be produced at an overall concentrator zinc recovery of 75-80%. The concentrate produced responds well to atmospheric leaching with dilute sulphuric acid and refinery leach extraction efficiency is above 98%. The concentrator operating cost will be in the region of 5-8US$/t of ore treated, which is off-set by the fact that the sulphuric acid consumption in the refinery leach step is 70% less than that achievable with direct leaching of the ore.

The concentrating process route will be optimized through further test work to confirm key aspects of the flowsheet and to enhance overall recovery and concentrate grade. In particular, the incorporation of cleaner and scavenger steps in the flotation circuit and the potential to recover zinc from slimes (currently considered to be discarded) provides further upside potential.

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Cautionary Note to Investors

Metalline is an exploration stage company and does not currently have any known reserves and cannot be expected to have reserves unless and until a feasibility study is completed for the Sierra Mojada property that shows proven and probable reserves.

Forward-Looking Statements

This news release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company’s management.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions, are intended to identify such forward-looking statements.  In addition, any statements that refer to projections of the Company’s future financial performance, the Company’s anticipated growth and potentials in its business, and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified elsewhere herein and in the Company’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2005 under “Risk Factors.”  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  The Company undertakes no obligation to revise or update any forward-looking statements for any reason.